SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of report (date of earliest event reported):
                                February 18, 2003

Commission           Exact name of registrants as specified in their charters, state of           I.R.S. Employer
File Number      incorporation, address of principal executive offices, and telephone number   Identification Number

  1-3382                                                                                            56-0165465

                         Carolina Power & Light Company
                     d/b/a Progress Energy Carolinas, Inc.
                           410 South Wilmington Street
                       Raleigh, North Carolina 27601-1748
                            Telephone (919) 546-6111
                     State of Incorporation: North Carolina


       The address of the registrant has not changed since the last report.


================================================================================

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     The registrants file this combined Form 8-K Current Report for the purpose of filing the exhibits listed below. Exhibit 99 is expected to be filed in identical form with the registrant's combined Form 10-K Annual Report for the year ended December 31, 2002.

     (c)   Exhibits.

     23.1   Consent of Deloitte & Touche LLP

     99     Carolina Power & Light Company financial statements:

            Independent Auditors' Report - Deloitte & Touche LLP
            Consolidated Statements of Income and Comprehensive Income for
                     the Years Ended December 31, 2002, 2001, and 2000
            Consolidated Balance Sheets as of December 31, 2002 and 2001 Consolidated Statements of Cash Flows for the Years Ended December
                     31, 2002, 2001 and 2000
            Consolidated Schedules of Capitalization as of December 31, 2002
                     and 2001
            Consolidated Statements of Retained Earnings for the Years Ended
                     December 31, 2002, 2001, and 2000
            Consolidated Quarterly Financial Data (Unaudited)


            Notes to Consolidated Financial Statements


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              CAROLINA POWER & LIGHT COMPANY
                                              Registrant

                                              By: /s/ Robert H. Bazemore, Jr
                                              Robert H. Bazemore, Jr.
                                              Vice President and Controller


Date:   February 18, 2003

                                INDEX TO EXHIBITS
Exhibit
Number            Description of Exhibit

  23.1      Consent of Deloitte & Touche LLP

  99        Carolina Power & Light Company financial statements:

            Independent Auditors' Report - Deloitte & Touche LLP
            Consolidated Statements of Income and Comprehensive Income
               for the Years Ended December 31, 2002, 2001, and 2000
            Consolidated Balance Sheets as of December 31, 2002 and
               2001
            Consolidated Statements of Cash Flows for the Years
               Ended December 31, 2002, 2001, and 2000
            Consolidated Schedules of Capitalization as of December 31, 2002 and
               2001
            Consolidated Statements of Retained Earnings for the
               Years Ended December 31, 2002, 2001, and 2000
            Consolidated Quarterly Financial Data (Unaudited)

            Notes to Consolidated Financial Statements

                                                                EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT



     We also consent to the incorporation by reference in Registration Statement No. 333-58800 on Form S-3 of Carolina Power & Light Company of our report dated February 12, 2003, appearing in this Form 8-K of Carolina Power & Light Company.


/s/ Deloitte & Touche LLP
Raleigh, North Carolina
February 18, 2003

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF CAROLINA POWER & LIGHT COMPANY:

     We have audited the accompanying consolidated balance sheets and schedules of capitalization of Carolina Power & Light Company and its subsidiaries (CP&L) as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of CP&L's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CP&L at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
February 12, 2003

CAROLINA POWER & LIGHT COMPANY
CONSOLIDATED STATEMENTS of INCOME and COMPREHENSIVE INCOME


                                                                                Years ended December 31
(In thousands)                                                           2002              2001               2000
---------------------------------------------------------------------------------------------------------------------
Operating Revenues
   Electric                                                        $ 3,538,957       $ 3,343,720         $ 3,308,215
   Natural gas                                                               -                 -             147,448
   Diversified business                                                 14,863            16,441              72,783
---------------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                       3,553,820         3,360,161           3,528,446
---------------------------------------------------------------------------------------------------------------------
Operating Expenses
   Fuel used in electric generation                                    761,379           647,263             627,463
   Purchased power                                                     347,420           353,551             325,366
   Gas purchased for resale                                                  -                 -             103,734
   Operation and maintenance                                           792,660           701,703             741,466
   Depreciation and amortization                                       523,846           521,910             708,249
   Taxes other than on income                                          157,568           149,719             148,037
   Diversified business                                                115,733             9,985             135,258
---------------------------------------------------------------------------------------------------------------------
        Total Operating Expenses                                     2,698,606         2,384,131           2,789,573
---------------------------------------------------------------------------------------------------------------------
Operating Income                                                       855,214           976,030             738,873
---------------------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                       6,868            13,728              17,420
   Gain on sale of investment                                                -                 -             200,000
   Impairment of investment                                           (25,011)         (156,712)                   -
   Other, net                                                           12,757           (4,155)              17,089
---------------------------------------------------------------------------------------------------------------------
        Total Other Income (Expense)                                    (5,386)         (147,139)             234,509
---------------------------------------------------------------------------------------------------------------------
Interest Charges
   Interest charges                                                    217,010           257,141             240,620
   Allowance for borrowed funds used during construction                (5,474)          (15,714)            (18,537)
---------------------------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                                    211,536           241,427             222,083
---------------------------------------------------------------------------------------------------------------------
Income before Income Taxes                                             638,292           587,464             751,299
Income Tax Expense                                                     207,360           223,233             290,271
---------------------------------------------------------------------------------------------------------------------
Net Income                                                             430,932           364,231             461,028
Preferred Stock Dividend Requirement                                     2,964             2,964               2,966
---------------------------------------------------------------------------------------------------------------------
Earnings for Common Stock                                            $ 427,968         $ 361,267           $ 458,062
---------------------------------------------------------------------------------------------------------------------

Comprehensive Income, Net of Tax:
   Net Income                                                        $ 430,932         $ 364,231           $ 461,028
   SFAS No. 133 transition adjustment (net of tax of $474)                   -             (738)                   -
   Change in net unrealized losses on cash flow hedges (net of
       tax of $9,080 and $7,565, respectively)                         (14,144)          (11,784)                  -
   Reclassification adjustment for amounts included in net
       income (net of tax of $7,583 and $3,515, respectively)           11,811             5,476                   -
   Minimum pension liability adjustment (net of tax of $47,317)        (73,390)                -                   -
---------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                 $ 355,209         $ 357,185           $ 461,028
---------------------------------------------------------------------------------------------------------------------


See Carolina Power & Light Company Notes to Consolidated Financial Statements.

CAROLINA POWER & LIGHT COMPANY
CONSOLIDATED BALANCE SHEETS


(In thousands)                                                                             December 31
Assets                                                                           2002                       2001
--------------------------------------------------------------------------------------------------------------------
Utility Plant
  Utility plant in service                                                 $ 12,675,761                $ 12,024,291
  Accumulated depreciation                                                   (6,356,933)                 (5,952,206)
--------------------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                         6,318,828                   6,072,085
  Held for future use                                                             7,188                       7,105
  Construction work in progress                                                 325,695                     711,129
  Nuclear fuel, net of amortization                                             176,622                     200,332
--------------------------------------------------------------------------------------------------------------------
        Total Utility Plant, Net                                              6,828,333                   6,990,651
--------------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                      18,284                      21,250
  Accounts receivable                                                           301,178                     302,781
  Unbilled accounts receivable                                                  151,352                     136,514
  Receivables from affiliated companies                                          36,870                      26,182
  Notes receivable from affiliated companies                                     49,772                         998
  Taxes receivable                                                                5,890                      17,543
  Inventory                                                                     342,886                     372,725
  Deferred fuel cost                                                            146,015                     131,505
  Prepayments and other current assets                                           94,658                      78,056
--------------------------------------------------------------------------------------------------------------------
        Total Current Assets                                                  1,146,905                   1,087,554
--------------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                             252,083                     277,550
  Nuclear decommissioning trust funds                                           423,293                     416,721
  Diversified business property, net                                              9,435                     111,802
  Miscellaneous other property and investments                                  209,657                     224,101
  Other assets and deferred debits                                              104,978                     150,306
--------------------------------------------------------------------------------------------------------------------

        Total Deferred Debits and Other Assets                                  999,446                   1,180,480
--------------------------------------------------------------------------------------------------------------------

           Total Assets                                                    $  8,974,684                $  9,258,685
--------------------------------------------------------------------------------------------------------------------

Capitalization and Liabilities
--------------------------------------------------------------------------------------------------------------------
Capitalization (see consolidated schedules of capitalization)
--------------------------------------------------------------------------------------------------------------------
  Common stock                                                             $  3,089,115                $  3,095,456
  Preferred stock - not subject to mandatory redemption                          59,334                      59,334
  Long-term debt, net                                                         3,048,466                   2,698,318
--------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                                  6,196,915                   5,853,108
--------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                   -                     600,000
  Accounts payable                                                              259,217                     300,829
  Payables to affiliated companies                                               98,572                     106,114
  Notes payable to affiliated companies                                               -                      47,913
  Interest accrued                                                               58,791                      61,124
  Short-term obligations                                                        437,750                     260,535
  Current portion of accumulated deferred income taxes                           66,088                      67,975
  Other current liabilities                                                      93,171                     140,670
--------------------------------------------------------------------------------------------------------------------
        Total Current Liabilities                                             1,013,589                   1,585,160
--------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                           1,179,689                   1,316,823
  Accumulated deferred investment tax credits                                   158,308                     170,302
  Regulatory liabilities                                                          7,774                       7,494
  Other liabilities and deferred credits                                        418,409                     325,798
--------------------------------------------------------------------------------------------------------------------
        Total Deferred Credits and Other Liabilities                          1,764,180                   1,820,417
--------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Note 18)
--------------------------------------------------------------------------------------------------------------------
            Total Capitalization and Liabilities                           $  8,974,684                $  9,258,685
--------------------------------------------------------------------------------------------------------------------


See Carolina Power & Light Company Notes to Consolidated Financial Statements.

CAROLINA POWER & LIGHT COMPANY
CONSOLIDATED STATEMENTS of CASH FLOWS

                                                                                           Years ended December 31
(In thousands)                                                                         2002           2001            2000
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                            $ 430,932      $ 364,231         $ 461,028
Adjustments to reconcile net income to net cash provided by operating activities:
      Impairment of long-lived assets and investments                                   126,262        156,712                 -
      Depreciation and amortization                                                     631,401        616,206           803,211
      Deferred income taxes                                                             (81,916)      (149,895)          (83,554)
      Investment tax credit                                                             (11,994)       (14,928)           (4,511)
      Gain on sale of assets                                                                  -              -          (200,000)
      Deferred fuel credit                                                              (14,510)       (11,652)          (40,763)
      Net (increase) decrease in accounts receivable                                    222,293        304,106          (185,640)
      Net (increase) decrease in inventories                                              9,998       (139,854)           (3,699)
      Net (increase) decrease in prepayments and other current assets                  (14,953)         21,679            87,575
      Net increase (decrease) in accounts payable                                        20,490       (261,606)          314,267
      Net increase (decrease) in other current liabilities                               (2,332)        52,704           146,802
      Other                                                                              51,801         47,140            26,019
---------------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                    1,367,472        984,843         1,320,735
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities
Gross property additions                                                               (624,202)      (823,952)         (821,991)
Nuclear fuel additions                                                                  (80,515)       (72,576)          (59,752)
Proceeds from sale of assets                                                                  -              -           200,000
Contributions to nuclear decommissioning trust                                          (30,708)       (30,678)          (30,727)
Diversified business property additions                                                 (11,836)       (13,500)          (56,489)
Investments in non-utility activities                                                   (17,053)       (32,674)         (111,516)
---------------------------------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                                        (764,314)      (973,380)         (880,475)
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities
Proceeds from issuance of long-term debt                                                542,290        296,124           783,052
Net increase (decrease) in short-term obligations                                       177,215       (225,762)          123,697
Net increase (decrease) in intercompany notes                                           (96,687)       187,560          (275,628)
Retirement of long-term debt                                                           (806,809)      (134,611)         (695,163)
Equity contribution from parent                                                               -        115,000                 -
Dividends paid to parent                                                               (396,680)      (255,630)                -
Dividends paid on preferred stock                                                        (2,964)        (2,964)           (2,966)
Dividends paid on common stock                                                                -              -          (432,325)
Other                                                                                   (22,489)             -            21,027
---------------------------------------------------------------------------------------------------------------------------------
           Net Cash Used in Financing Activities                                       (606,124)       (20,283)         (478,306)
---------------------------------------------------------------------------------------------------------------------------------
Net Decrease in Cash and Cash Equivalents                                                (2,966)        (8,820)          (38,046)
---------------------------------------------------------------------------------------------------------------------------------
Decrease in Cash from Stock Distribution (See Note 1A)                                        -              -           (11,755)
Cash and Cash Equivalents at Beginning of Year                                           21,250         30,070            79,871
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                               $ 18,284       $ 21,250          $ 30,070
---------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash paid during the year - interest (net of amount capitalized)                       $208,283       $230,828          $205,250
                            income taxes (net of refunds)                              $319,973       $395,433          $434,908

Noncash Investing and Financing Activities
o On June 28, 2000, Caronet, Inc., a wholly owned subsidiary of CP&L, contributed net assets in the amount of $93 million in exchange for a 35% ownership interest (15% voting interest) in a newly formed company.
o On July 1, 2000, CP&L distributed its ownership interest in the stock of North Carolina Natural Gas Corporation, Strategic Resource Solutions Corp., Monroe Power Company and Progress Ventures Holdings, Inc. to Progress Energy, Inc. This resulted in a noncash dividend to its parent of approximately $556 million (See Note 1A).
o In January 2001, CP&L transferred certain assets, through a noncash dividend to parent in the amount of $19 million, to Progress Energy Service Company, LLC.
o In February 2002, CP&L transferred the Rowan plant to Progress Ventures Holdings, Inc. The property and inventory transferred totaled approximately $245 million.

See Carolina Power & Light Company Notes to Consolidated Financial Statements.

CAROLINA POWER & LIGHT COMPANY
CONSOLIDATED SCHEDULES of CAPITALIZATION


                                                                                           December 31
 (In thousands except share data)                                                     2002             2001
 -------------------------------------------------------------------------------------------------------------
 Common Stock Equity
 Common stock without par value, authorized 200,000,000 shares,
      159,608,055 shares issued and outstanding at December 31                   $ 1,929,515      $ 1,904,246
 Unearned ESOP common stock                                                         (101,560)        (114,385)
 Accumulated other comprehensive loss                                                (82,769)          (7,046)
 Retained earnings                                                                 1,343,929        1,312,641
 -------------------------------------------------------------------------------------------------------------
         Total Common Stock Equity                                               $ 3,089,115      $ 3,095,456
 -------------------------------------------------------------------------------------------------------------
 Preferred Stock - not subject to mandatory redemption
 Authorized - 300,000 shares, cumulative, $100 par value Preferred
       Stock; 20,000,000 shares, cumulative, $100 par value Serial
       Preferred Stock
           $5.00 Preferred - 236,997 shares (redemption price $110.00)              $ 24,349         $ 24,349
           $4.20 Serial Preferred - 100,000 shares outstanding
               redemption price $102.00)                                              10,000           10,000
           $5.44 Serial Preferred -249,850 shares (redemption price
               $101.00)                                                               24,985           24,985
 -------------------------------------------------------------------------------------------------------------
        Total Preferred Stock                                                       $ 59,334         $ 59,334
 -------------------------------------------------------------------------------------------------------------
 Long-Term Debt (maturities and weighted-average interest rates as of December 31, 2002)
 First mortgage bonds, maturing 2004-2023                              6.92%     $ 1,550,000      $ 1,800,000
 Pollution control obligations, maturing 2010-2024                     1.86%         707,800          707,800
 Unsecured notes, maturing 2012                                        6.50%         500,000                -
 Extendible notes, maturing 2002                                           -               -          500,000
 Medium-term notes, maturing 2008                                      6.65%         300,000          300,000
 Miscellaneous notes                                                   6.44%           6,910            7,234
 Unamortized premium and discount, net                                               (16,244)         (16,716)
 Current portion of long-term debt                                                         -         (600,000)
 -------------------------------------------------------------------------------------------------------------
      Total Long-Term Debt, Net                                                    3,048,466        2,698,318
 -------------------------------------------------------------------------------------------------------------
         Total Capitalization                                                    $ 6,196,915      $ 5,853,108
 -------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS of RETAINED EARNINGS


Years ended December 31
(In thousands)                                                        2002              2001              2000
--------------------------------------------------------------------------------------------------------------
Retained Earnings at Beginning of Year                           $ 1,312,641     $ 1,226,144      $ 1,807,345
Net income                                                           430,932         364,231          461,028
Preferred stock dividends at stated rates                             (2,964)         (2,964)          (2,966)
Common stock dividends                                              (396,680)       (274,770)      (1,039,263)
--------------------------------------------------------------------------------------------------------------
Retained Earnings at End of Year                                 $ 1,343,929     $ 1,312,641     $  1,226,144
--------------------------------------------------------------------------------------------------------------

CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands)                               First Quarter    Second Quarter     Third Quarter     Fourth Quarter
-----------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2002
Operating revenues                                 $ 814,871         $ 838,092      $ 1,049,484          $ 851,373
Operating income                                     193,185           210,022          240,051            211,956
Net income                                            85,119           131,152           94,139            120,522
-----------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2001
Operating revenues                                 $ 826,603         $ 783,379        $ 976,891          $ 773,288
Operating income                                     231,641           184,390          322,477            237,522
Net income (loss)                                    120,845            84,879          167,874             (9,367)


o In the opinion of management, all adjustments necessary to fairly present amounts shown for interim periods have been made. Results of operations for an interim period may not give a true indication of results for the year.
o Fourth quarter 2001 includes impairment and other charges related to Interpath Communications, Inc. of $156.7 million ($107.2 million, after tax) (See Note 5).
o Third quarter 2002 includes impairment and other charges related to Caronet, Inc. and Interpath Communications, Inc. of $133.3 million ($87.4 million, after tax) (See Note 5).

See Carolina Power & Light Company Notes to Consolidated Financial Statements.

CAROLINA POWER & LIGHT COMPANY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Summary of Significant Accounting Policies

    A.  Organization

    Carolina Power & Light Company (CP&L) is a public service corporation primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina and South Carolina. Through its wholly owned subsidiaries, CP&L is involved in several nonregulated business activities, the most significant of which is its telecommunications operation. CP&L is a wholly owned subsidiary of Progress Energy, Inc. (the Company or Progress Energy), which was formed as a result of the reorganization of CP&L into a holding company structure on June 19, 2000. All shares of common stock of CP&L were exchanged for an equal number of shares of CP&L Energy, Inc. On December 4, 2000, the Company changed its name from CP&L Energy, Inc. to Progress Energy, Inc. The Company is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the Company and its subsidiaries are subject to the regulatory provisions of PUHCA.

    On July 1, 2000, CP&L distributed its ownership interest in the stock of North Carolina Natural Gas Corporation (NCNG), Strategic Resource Solutions Corp. (SRS), Monroe Power Company (Monroe Power) and Progress Ventures Holdings, Inc. (PVHI) to the Company. As a result, those companies are direct subsidiaries of Progress Energy and are not included in CP&L's results of operations and financial position subsequent to July 1, 2000.

    Effective January 1, 2003, CP&L began doing business under the assumed name Progress Energy Carolinas, Inc. The legal name has not changed and there is no restructuring of any kind related to the name change. The current corporate and business unit structure remains unchanged.

    B.  Basis of Presentation

    The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America
    (GAAP) and include the activities of CP&L and its majority-owned subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation except as permitted by Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," which provides that profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the ratemaking process is probable.

    The accounting records are maintained in accordance with uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC), the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (SCPSC).

    Unconsolidated investments in companies over which CP&L does not have control, but has the ability to exercise influence over operating and financial policies (generally, 20% - 50% voting interest) are accounted for under the equity method of accounting. Other investments are stated principally at cost. These equity and cost investments, which total approximately $95.0 million and $114.3 million at December 31, 2002 and 2001, respectively, are included as miscellaneous property and investments in the Consolidated Balance Sheets. The primary component of this balance is CP&L's investments in affordable housing of $63.4 million and $54.3 million as of December 31, 2002 and 2001, respectively. Included in the December 31, 2001 investment balance is CP&L's investment in Interpath Communications, Inc. of $27.0 million (See Note 5).

    Certain amounts for 2001 and 2000 have been reclassified to conform to the 2002 presentation.

    C.  Use of Estimates and Assumptions

    In preparing consolidated financial statements that conform with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and amounts of revenues and expenses reflected during the reporting period. Actual results could differ from those estimates.

    D.  Utility Plant

    Utility plant in service is stated at historical cost less accumulated depreciation. CP&L capitalizes all construction-related direct labor and material costs of units of property as well as indirect construction costs. The costs of renewals and betterments are also capitalized. Maintenance and repairs of property, and replacements and renewals of items determined to be less than units of property, are charged to maintenance expense as incurred. The cost of units of property replaced, renewed or retired, plus removal or disposal costs, less salvage, is charged to accumulated depreciation. Generally, electric utility plant, other than nuclear fuel is pledged as collateral for the first mortgage bonds of CP&L (See Note 6).

    The balances of utility plant in service at December 31 are listed below (in thousands), with a range of depreciable lives for each:

                                                      2002           2001
                                                 ------------   ------------

    Production plant  (7-33 years)                $ 7,629,539    $ 7,301,225
    Transmission plant  (30-75 years)               1,128,097      1,092,024
    Distribution plant  (12-50 years)               3,344,662      3,063,753
    General plant and other (8-75 years)              573,463        567,289
                                                 ------------   ------------
    Utility plant in service                     $ 12,675,761   $ 12,024,291
                                                 ============   ============

    Allowance  for  funds  used  during  construction   (AFUDC)  represents  the
    estimated debt and equity costs of capital funds necessary to finance the construction of new regulated assets. As prescribed in the regulatory uniform systems of accounts, AFUDC is charged to the cost of the plant. The equity funds portion of AFUDC is credited to other income and the borrowed funds portion is credited to interest charges. Regulatory authorities consider AFUDC an appropriate charge for inclusion in the rates charged to customers by the utilities over the service life of the property. The total equity funds portion of AFUDC was $6.4 million, $8.8 million and $14.5 million in 2002, 2001 and 2000, respectively. The composite AFUDC rate for CP&L's electric utility plant was 6.2% in both 2002 and 2001 and 8.2% in 2000.

    E.  Depreciation and Amortization - Utility Plant

    For financial reporting purposes, substantially all depreciation of utility plant other than nuclear fuel is computed on the straight-line method based on the estimated remaining useful life of the property, adjusted for estimated net salvage. Depreciation provisions, including decommissioning costs (See Note 1G) and excluding accelerated cost recovery of nuclear generating assets, as a percent of average depreciable property other than nuclear fuel, were approximately 3.8% in 2002, 2001 and 2000. Depreciation and decommissioning provisions, including accelerated cost recovery, totaled $504.5 million, $504.9 million and $688.8 million in 2002, 2001 and 2000, respectively.

    With approval from the NCUC and the SCPSC, CP&L accelerated the cost recovery of its nuclear generating assets beginning January 1, 2000. During 2002, the NCUC and the SCPSC approved modifications to CP&L's ongoing accelerated cost recovery of its nuclear generating assets including extension of the recovery period. Cumulative accelerated depreciation ranging from $530 million to $750 million will be recorded by December 31, 2009. The accelerated cost recovery of these assets resulted in additional depreciation expense of approximately $53 million, $75 million and $275 million in 2002, 2001 and 2000, respectively. Total accelerated depreciation recorded through December 31, 2002 was $326 million for the North Carolina jurisdiction and $77 million for the South Carolina jurisdiction (See Note
    9B).

    Amortization of nuclear fuel costs, including disposal costs associated with obligations to the U.S. Department of Energy (DOE), is computed primarily on the units-of-production method and charged to fuel expense. Costs related to obligations to the DOE for the decommissioning and decontamination of enrichment facilities are also charged to fuel expense. The total of these costs for the years ended December 31, 2002, 2001 and 2000 were $109.1 million, $101.0 million and $112.1 million, respectively.

    F.   Diversified Business Property

    Diversified business property is stated at cost less accumulated depreciation. If CP&L recognizes an impairment of an asset, the fair value becomes its new cost basis. The costs of renewals and betterments are capitalized. The cost of repairs and maintenance is charged to expense as incurred. Depreciation is computed on a straight-line basis.

    The following is a summary of diversified business property (in thousands) as of December 31, with ranges of depreciable lives:

                                                     2002          2001
                                                  ----------    ----------

    Telecommunications equipment (5 - 20 years)     $ 1,687      $ 94,164
    Other equipment (3 - 10 years)                    8,363        11,657
    Construction work in progress                       497        21,622
    Accumulated depreciation                        (1,112)      (15,641)
                                                  ----------    ----------

    Diversified business property, net              $ 9,435     $ 111,802
                                                  ==========    ==========

    The decrease from 2001 to 2002 is attributable to an impairment of assets discussed in Note 5. Diversified business depreciation expense was $3.6 million, $6.4 million and $3.2 million in 2002, 2001 and 2000, respectively.

    G. Decommissioning and Dismantlement Provisions

    In CP&L's retail jurisdictions, provisions for nuclear decommissioning costs are approved by the NCUC and the SCPSC, and are based on site-specific estimates that include the costs for removal of all radioactive and other structures at the site. In the wholesale jurisdictions, the provisions for nuclear decommissioning costs are approved by FERC. Decommissioning cost provisions, which are included in depreciation and amortization expense, were $30.7 million in 2002, 2001 and 2000.

    Accumulated decommissioning costs, which are included in accumulated depreciation, were $611.3 million and $604.8 million at December 31, 2002 and 2001, respectively. These costs include amounts retained internally and amounts funded in externally managed decommissioning trusts. Trust earnings increase the trust balance with a corresponding increase in the accumulated decommissioning balance. These balances are adjusted for net unrealized gains and losses related to changes in the fair value of trust assets.

    CP&L's most recent site-specific estimates of decommissioning costs were developed in 1998, using 1998 cost factors, and are based on prompt dismantlement decommissioning, which reflects the cost of removal of all radioactive and other structures currently at the site, with such removal occurring shortly after operating license expiration. These estimates, in 1998 dollars, are $281.5 million for Robinson Unit No. 2, $299.6 million for Brunswick Unit No. 1, $298.7 million for Brunswick Unit No. 2 and $328.1 million for the Harris Plant. The estimates are subject to change based on a variety of factors including, but not limited to, cost escalation, changes in technology applicable to nuclear decommissioning and changes in federal, state or local regulations. The cost estimates exclude the portion attributable to North Carolina Eastern Municipal Power Agency (Power Agency), which holds an undivided ownership interest in the Brunswick and Harris nuclear generating facilities. Operating licenses for CP&L's nuclear units expire in the years 2010 for Robinson Unit No. 2, 2016 for Brunswick Unit No. 1, 2014 for Brunswick Unit No. 2 and 2026 for the Harris Plant. An application to extend the Robinson license 20 years was submitted in 2002 and a similar application will be made for Brunswick in December 2004. An extension will also be sought for the Harris Plant, tentatively in 2009.

    Management believes that the decommissioning costs that have been and will be recovered through rates will be sufficient to provide for the costs of decommissioning.

    The  Financial  Accounting  Standards  Board (FASB) has issued SFAS No. 143,
    "Accounting  for  Asset  Retirement   Obligations,"  that  will  impact  the
    accounting for decommissioning and dismantlement provisions (See Note 1P).

    H. Excise Taxes

    CP&L, as an agent for a state or local government, collects from customers certain excise taxes levied by the state or local government upon the customer. CP&L accounts for excise taxes on a gross basis. Excise taxes are included in CP&L's base rates. For the years ended December 31, 2002, 2001 and 2000, gross receipts tax and other excise taxes of approximately $79.3 million, $76.8 million and $75.1 million, respectively, are included in taxes other than on income on the Consolidated Statements of Income and Comprehensive Income. These approximate amounts are also included in electric operating revenues.

    I. Inventory

    CP&L accounts for inventory using the average-cost method. As of December 31, inventory was comprised of (in thousands):

                                      2002           2001
                                   ----------     ----------

    Fuel                           $ 117,946      $ 137,236
    Materials and supplies           224,940        235,489
                                   ----------     ----------
    Total inventory                $ 342,886      $ 372,725
                                   ==========     ==========

    J. Other Policies

    CP&L recognizes electric utility revenue as service is rendered to customers. Operating revenues include unbilled electric utility revenues earned when service has been delivered but not billed by the end of the accounting period. Revenues related to design and construction of wireless infrastructure are recognized upon completion of services for each completed phase of design and construction.

    Fuel expense includes fuel costs or recoveries that are deferred through fuel clauses established by CP&L's regulators. These clauses allow CP&L to recover fuel costs and portions of purchased power costs through surcharges on customer rates.

    CP&L maintains an allowance for doubtful accounts receivable, which totaled approximately $11.3 million and $12.2 million at December 31, 2002 and 2001, respectively.

    Long-term debt premiums, discounts and issuance expenses for the utilities are amortized over the life of the related debt using the straight-line method. Any expenses or call premiums associated with the reacquisition of debt obligations by the utilities are amortized over the remaining life of the original debt using the straight-line method consistent with ratemaking treatment.

    CP&L considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    CP&L participates in a money pool arrangement with other Progress Energy subsidiaries to better manage cash and working capital requirements. Under this arrangement, subsidiaries with surplus short-term funds provide short-term loans to participating affiliates (See Note 4).

    The Company follows the guidance in SFAS No. 87, "Employers' Accounting for Pensions," to account for its defined benefit retirement plans. In addition to pension benefits, the Company provides other postretirement benefits which are accounted for under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." See Note 13 for related disclosures for these plans.

    K. Impairment of Long-Lived Assets and Investments

    CP&L reviews the recoverability of long-lived and intangible assets whenever indicators exist. Examples of these indicators include current period losses, combined with a history of losses or a projection of continuing losses, or a significant decrease in the market price of a long-lived asset group. If an indicator exists, then the asset group is tested for recoverability by comparing the carrying value to the sum of undiscounted expected future cash flows directly attributable to the asset group. If the asset group is not recoverable through undiscounted cash flows, then an impairment loss is recognized for the difference between the carrying value and the fair value of the asset group. The accounting for impairment of assets is based on SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which was adopted by CP&L effective January 1, 2002. Prior to the adoption of this standard, impairments were accounted for under

    SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which was superceded by SFAS No. 144. See Note 5 for discussion of impairment evaluations performed and charges taken.

    L. Income Taxes

    Progress Energy and its affiliates file a consolidated federal income tax return. The consolidated income tax of Progress Energy is allocated to CP&L in accordance with the Inter-company Income Tax Allocation Agreement. The agreement provides an allocation that recognizes positive and negative corporate taxable income. The agreement provides for an equitable method of apportioning the carry over of uncompensated tax benefits. Progress Energy Holding Company tax benefits not related to acquisition interest expense are allocated to profitable subsidiaries, beginning in 2002, in accordance with a PUHCA order. Income taxes are provided as if CP&L filed a separate return.

    Deferred income taxes have been provided for temporary differences. These occur when there are differences between the book and tax carrying amounts of assets and liabilities. Investment tax credits related to regulated operations have been deferred and are being amortized over the estimated service life of the related properties (See Note 14).

    M. Derivatives

    Effective January 1, 2001, CP&L adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure those instruments at fair value. See Note 10 for information regarding risk management activities and derivative transactions.

    In connection with the January 2003 FASB Emerging Issues Task Force (EITF) meeting, the FASB was requested to reconsider an interpretation of SFAS No.
    133. The interpretation, which is contained in the Derivatives Implementation Group's C11 guidance, relates to the pricing of contracts that include broad market indices. In particular, that guidance discusses whether the pricing in a contract that contains broad market indices (e.g., CPI) could qualify as a normal purchase or sale (the normal purchase or sale term is a defined accounting term, and may not, in all cases, indicate whether the contract would be "normal" from an operating entity viewpoint). CP&L is currently reevaluating which contracts, if any, that have previously been designated as normal purchases or sales would now not qualify for this exception. CP&L is currently evaluating the effects that this guidance will have on its results of operation and financial position.

    N. Environmental

    The Company accrues environmental remediation liabilities when the criteria for SFAS No. 5, "Accounting for Contingencies," has been met. Environmental expenditures are expensed as incurred or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as additional information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized when their receipt is deemed probable (See Note 18D).

    O. Cost-Based Regulation

    CP&L's regulated operations are subject to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 allows a regulated company to record costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by a nonregulated enterprise. Accordingly, CP&L records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for nonregulated entities. These regulatory assets and liabilities represent expenses deferred for future recovery from customers or obligations to be refunded to customers and are primarily classified in the accompanying Consolidated Balance Sheets as regulatory assets and regulatory liabilities (See Note 9A).

    P. Impact of New Accounting Standards

    SFAS No. 143, "Accounting for Asset Retirement Obligations"
    The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," in July 2001. This statement provides accounting and disclosure requirements for retirement obligations associated with long-lived assets and is effective January 1, 2003. This statement requires that the present value of retirement costs for which CP&L has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost and depreciated over an appropriate period. The liability is then accreted over time by applying an interest method of allocation to the liability. Cumulative accretion and accumulated depreciation will be recognized for the time period from the date the liability would have been recognized had the provisions of this statement been in effect, to the date of adoption of this Statement. The cumulative effect of implementing this Statement is recognized as a change in accounting principle. The adoption of this statement will have no impact on CP&L's net income, as the effects are expected to be offset by the establishment of regulatory assets and liabilities pursuant to SFAS No. 71.

    CP&L's review identified legal retirement obligations for nuclear decommissioning of radiated plant. CP&L will record liabilities pursuant to SFAS No. 143 beginning in 2003. CP&L used an expected cash flow approach to measure the obligations. The proforma amounts for nuclear decommissioning of radiated plant as if SFAS No. 143 had been applied during all periods are $879.7 million and $830.5 million at December 31, 2002 and 2001, respectively.

    Nuclear   decommissioning  has  previously-recorded   liabilities.   Amounts
    recorded for nuclear decommissioning of radiated plant were $491.3 million and $460.9 million at December 31, 2002 and 2001, respectively.

    Proforma net income has not been presented for the years ended December 31, 2002, 2001 and 2000 because the proforma application of SFAS No. 143 to prior periods would result in proforma net income not materially different from the actual amounts reported for those periods in the accompanying Consolidated Statements of Income and Comprehensive Income.

    CP&L has identified but not recognized asset retirement obligation (ARO) liabilities related to electric transmission and distribution and telecommunications assets as the result of easements over property not owned by CP&L. These easements are generally perpetual and only require retirement action upon abandonment or cessation of use of the property for the specified purpose. The ARO liability is not estimable for such easements as CP&L intends to utilize these properties indefinitely. In the event CP&L decides to abandon or cease the use of a particular easement, an ARO liability would be recorded at that time.

    CP&L has previously recognized removal costs as a component of depreciation in accordance with regulatory treatment. To the extent these amounts do not represent SFAS No. 143 legal retirement obligations, they will be disclosed as regulatory liabilities upon adoption of the standard.

    SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This newly issued statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt (an amendment of APB Opinion No. 30)," which required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria set forth by APB Opinion 30 will now be used to classify those gains and losses. Any gain or loss on extinguishment will be recorded in the most appropriate line item to which it relates within net income before extraordinary items. For CP&L, any expenses or call premiums associated with the reacquisition of debt obligations are amortized over the remaining life of the original debt using the straight-line method consistent with ratemaking treatment. SFAS No. 145 also amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. For the provisions related to the rescission of SFAS No. 4, SFAS No. 145 is effective for CP&L beginning in fiscal year 2004. The remaining provisions of SFAS No. 145 are effective for CP&L in fiscal year 2003. CP&L is currently evaluating the effects, if any, that this statement will have on its results of operations and financial position.

    SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure"
    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure -- an Amendment of FASB Statement No. 123," and provided alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement requires that companies having a year-end after December 15, 2002 follow the prescribed format and provide the additional disclosures in their annual reports. CP&L applies the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees" as allowed by SFAS Nos. 123 and 148, and related interpretations in accounting for its stock-based compensation plans as described in Note 12.

    The following table illustrates the effect on CP&L's net income if CP&L had applied the fair value recognition provisions of SFAS No. 123 to the stock option plan. The stock option plan was not in effect in 2000.

    (In thousands)                                     2002       2001       2000
                                                    ---------  ---------  ---------
    Net income, as reported                         $ 430,932  $ 364,231  $ 461,028
    Deduct:  Total stock option expense
      determined under fair value method
      for all awards, net of related tax effects        4,704      1,200          -
                                                    ---------  ---------  ---------

    Proforma net income                             $ 426,228  $ 363,031  $ 461,028
                                                    =========  =========  =========

    FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"
    In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34" (FIN No.
    45). This interpretation clarifies the disclosures to be made by a guarantor in its interim and annual financial statements about obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The applicable disclosures required by FIN No. 45 have been made in Note 18B. CP&L is currently evaluating the effects, if any, that this interpretation will have on its results of operations and financial position.

    FIN No. 46, "Consolidation of Variable Interest Entities"
    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" (FIN No. 46). This interpretation provides guidance related to identifying variable interest entities (previously known as special purpose entities or SPEs) and determining whether such entities should be consolidated. Certain disclosures are required when FIN No. 46 becomes effective if it is reasonably possible that a company will consolidate or disclose information about a variable interest entity when it initially applies FIN No. 46. This interpretation must be applied immediately to variable interest entities created or obtained after January 31, 2003. For those variable interest entities created or obtained on or before January 31, 2003, CP&L must apply the provisions of FIN No. 46 in the third quarter of 2003. CP&L is currently evaluating what effects, if any, this interpretation will have on its results of operations and financial position.

    EITF Issue 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities"
    In June 2002, the EITF reached a consensus on a portion of Issue 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF Issue 02-03 requires all gains and losses (realized or unrealized) on energy trading contracts to be shown net in the income statement. CP&L's policy already required the gains and losses to be recorded on a net basis. The net of the gains and losses are recorded in other, net on the Consolidated Statements of Income and Comprehensive

    Income. CP&L does not recognize a dealer profit or unrealized gain or loss at the inception of a derivative unless the fair value of that instrument, in its entirety, is evidenced by quoted market prices or current market transactions.

2.  Divestitures

    In September 2000, Caronet, Inc. (Caronet), a wholly owned subsidiary of CP&L, sold its 10% limited partnership interest in BellSouth Carolinas PCS for $200 million. The sale resulted in an after-tax gain of $121.1 million.

3.  Financial Information by Business Segment

    As described in Note 1A, on July 1, 2000, CP&L distributed its ownership interest in the stock of NCNG, SRS, Monroe Power and PVHI to Progress Energy. As a result, those companies are direct subsidiaries of Progress Energy and are not included in CP&L's results of operations and financial position subsequent to July 1, 2000.

    Through June 30, 2000, the business segments, operations and assets of Progress Energy and CP&L were substantially the same. Subsequent to July 1, 2000, CP&L's operations consisted primarily of the CP&L Electric segment.

    The financial information for the CP&L Electric segment for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                             Year Ended           Year Ended         Year Ended
(In thousands)                           December 31, 2002    December 31, 2001   December 31, 2000
----------------------------------------------------------------------------------------------------

Revenues                                         $3,538,957          $ 3,343,720        $ 3,308,215
Depreciation and amortization                       523,846              521,910            698,633
Net interest charges                                211,536              241,427            221,856
Income taxes                                        237,362              264,078            227,705
Net income                                          513,115              468,328            373,764
Total segment assets                              8,659,297            8,884,385          8,840,736
Capital and investment expenditures                 624,202              823,952            821,991
====================================================================================================

    The primary differences between the CP&L Electric segment and the CP&L consolidated financial information relate to other non-electric operations and elimination entries. CP&L's non-electric operations had combined revenue of $14.9 million in 2002 and assets of $315.4 million at December 31, 2002. Included in the 2002 operations of the telecommunications subsidiary, Caronet, is an impairment of assets and investments of $87.4 million, after-tax (See Note 5A). Excluding this impairment, the earnings of CP&L's non-electric operations are negligible.

4.  Related Party Transactions

    CP&L participates in an internal money pool, operated by Progress Energy, to more effectively utilize cash resources and to reduce outside short-term borrowings. Short-term borrowing needs are met first by available funds of the money pool participants. Borrowing companies pay interest at a rate designed to approximate the cost of outside short-term borrowings. Subsidiaries which invest in the money pool earn interest on a basis proportionate to their average monthly investment. The interest rate used to calculate earnings approximates external interest rates. Funds may be withdrawn from or repaid to the pool at any time without prior notice. At December 31, 2002, CP&L had $49.8 million of amounts receivable from the money pool that are included in notes receivable from affiliated companies on the Consolidated Balance Sheets. At December 31, 2001, CP&L had $47.9 million of amounts payable to the money pool that are included in notes payable to affiliated companies on the Consolidated Balance Sheets. The weighted-average interest rates associated with such money pool balances were 2.18% and 4.47% at December 31, 2002 and 2001, respectively. CP&L recorded $0.3 million and $1.6 million of interest income and $1.6 million and $1.7 million of interest expense related to the money pool for 2002 and 2001, respectively. Amounts recorded for interest income and interest expense related to the money pool for 2000 were not significant.

    During 2000, the Company formed Progress Energy Service Company, LLC (PESC) to provide specialized services, at cost, to the Company and its subsidiaries, as approved by the U.S. Securities and Exchange Commission
    (SEC). CP&L has an agreement with PESC under which services, including purchasing, accounting, treasury, tax, marketing, legal and human resources, are rendered to CP&L at cost. Amounts billed to CP&L by PESC for these services during 2002, 2001 and 2000 amounted to $260.5 million, $173.9 million and $52.4 million, respectively. At December 31, 2002 and 2001, CP&L had net payables of $63.2 million and $46.0 million, respectively, to PESC that are included in payables to affiliated companies on the Consolidated Balance Sheets. Subsidiaries of CP&L had amounts payable to PESC of $0.5 million at December 31, 2002 and amounts receivable from PESC of $13.7 million at December 31, 2001. During 2002, the Office of Public Utility Regulation within the SEC completed an audit examination of the Company's books and records. This examination is a standard process for all PUHCA registrants. Based on the review, the method for allocating PESC costs to the Company and its affiliates will change in 2003. CP&L does not anticipate the reallocation of costs will have a material impact on the results of operations.

    During the years ended December 31, 2002, 2001 and 2000, gas sales from NCNG to CP&L amounted to $18.2 million, $14.7 million and $5.9 million, respectively.

    In August 2002, CP&L transferred reservation payments for the manufacture of two combustion turbines to Florida Power at CP&L's original cost of $20 million.

    For the year ended December 31, 2001 and the period from July 1, 2000 to December 31, 2000, the Consolidated Statements of Income and Comprehensive Income contain interest income received from NCNG in the amount of $4.8 million and $4.1 million, respectively, related to a note that was outstanding between the two companies. Prior to July 1, 2000, the interest income received from NCNG was eliminated in consolidation. There were no balances outstanding on the note at December 31, 2002 and 2001.

    At December 31, 2001, CP&L had a payable to Progress Energy in the amount of $40.2 million related to a short-term cash advance. This amount was repaid during February 2002. The remaining receivables from and payables to affiliated companies at December 31, 2002 and 2001 represent intercompany amounts generated through CP&L's normal course of operations.

5.  Impairments of Long-Lived Assets and Investments

    Effective January 1, 2002, CP&L adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance for the accounting and reporting of impairment or disposal of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In 2002 and 2001, CP&L recorded pre-tax asset and investment impairments of approximately $133.3 million and $156.7 million, respectively. There were no impairments recorded in 2000.

    A. Long-Lived Assets

    Due to the decline of the telecommunications industry and continued operating losses, CP&L initiated an independent valuation study to assess the recoverability of Caronet's long-lived assets. Based on this assessment, CP&L recorded asset impairments of $101.2 million on a pre-tax basis and other charges of $7.1 million on a pre-tax basis primarily related to inventory adjustments in the third quarter of 2002. These amounts are included in diversified business expenses on the Consolidated Statements of Income and Comprehensive Income. This write-down constitutes a significant reduction in the book value of these long-lived assets.

    The long-lived asset impairments include an impairment of property, plant and equipment, construction work in process and intangible assets. The impairment charge represents the difference between the fair value and carrying amount of these long-lived assets. The fair value of these assets was determined using a valuation study heavily weighted on the discounted cash flow methodology, while using market approaches as supporting information.

    B. Investments

    CP&L continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. Effective June 28, 2000, Caronet entered into an agreement with Bain Capital whereby it contributed the net assets used in its application service provider business to a newly formed company, named Interpath Communications, Inc. (Interpath), in exchange for a 35% ownership interest (15% voting interest) in Interpath.

    CP&L obtained a valuation study to assess its investment in Interpath based on current valuations in the technology sector during 2001. As a result, CP&L recorded investment impairments for other-than-temporary declines in the fair value of its investment in Interpath. The investment write-down was $156.7 million on a pre-tax basis for the year ended December 31, 2001. In May 2002, Interpath merged with a third party. Pursuant to the terms of the merger agreement and due to additional funds being contributed by Bain Capital, CP&L's ownership was diluted to approximately 19% of Interpath (7% voting interest). As a result, CP&L reviewed the Interpath investment for impairment and wrote off the remaining amount of its cost-basis investment in Interpath, recording a pre-tax impairment of $25.0 million in the third quarter of 2002. In the fourth quarter of 2002, CP&L sold its remaining interest in Interpath for a nominal amount.

6.  Debt and Credit Facilities

    A. Lines of Credit

    At December 31, 2002, CP&L had committed lines of credit totaling $570 million, all of which are used to support its commercial paper borrowings. CP&L is required to pay minimal annual commitment fees to maintain its credit facilities. The following table summarizes CP&L's credit facilities used to support the issuance of commercial paper (in millions):

                            Description                           Total
        ----------------------------------------------------------------------

        364-Day (expiring 7/30/03)                                 $   285
        3-Year (expiring 7/31/05)                                      285
                                                             -----------------
                                                                   $   570
                                                             =================

    There were no loans outstanding under these facilities at December 31, 2002.

    As of December 31, 2002 and 2001, CP&L had $437.8 million and $260.5 million, respectively, of outstanding commercial paper and other short term debt classified as short term obligations. The weighted average interest rates of such short-term obligations at December 31, 2002 and 2001 were 1.74% and 3.07%, respectively. CP&L no longer reclassifies commercial paper to long term debt. Certain amounts for 2001 have been reclassified to conform to 2002 presentation, with no effect on previously reported net income or common stock equity.

    The combined aggregate maturities of long-term debt for 2004, 2005 and 2007 are approximately $300 million, $307 million and $200 million, respectively. There are no maturities of debt scheduled for 2003 or 2006.

    B. Covenants and Default Provisions

    Financial Covenants
    CP&L's credit line contains various terms and conditions that could affect CP&L's ability to borrow under these facilities. These include a maximum debt to total capital ratio, a material adverse change clause and a cross-default provision.

    CP&L's credit line requires a maximum total debt to total capital ratio of 65%. Indebtedness as defined by the bank agreement includes certain letters of credit and guarantees which are not recorded on the Consolidated Balance Sheets. As of December 31, 2002, CP&L's total debt to total capital ratio was 52.7%.

    Material adverse change clause
    The credit facility of CP&L includes a provision under which lenders could refuse to advance funds in the event of a material adverse change in the borrower's financial condition.

    Default provisions
    CP&L's credit lines include cross-default provisions for defaults of indebtedness in excess of $10 million. CP&L's cross-default provisions only apply to defaults of indebtedness by CP&L and its subsidiaries, respectively, and not to other affiliates of CP&L. In addition, the credit lines of the Company include a similar provision. Progress Energy's cross-default provisions only apply to defaults of indebtedness by Progress Energy and its significant subsidiaries, which includes CP&L.

    The lenders may accelerate payment of any outstanding debt if cross-default provisions are triggered. Any such acceleration would cause a material adverse change in the respective company's financial condition. Certain agreements underlying CP&L's indebtedness also limit CP&L's ability to incur additional liens or engage in certain types of sale and leaseback transactions.

    Other restrictions
    CP&L's mortgage indenture provides that so long as any first mortgage bonds are outstanding, cash dividends and distributions on CP&L's common stock, and purchases of CP&L's common stock, are restricted to aggregate net income available for CP&L, since December 31, 1948, plus $3 million, less the amount of all preferred stock dividends and distributions, and all common stock purchases, since December 31, 1948. At December 31, 2002, none of CP&L's retained earnings of $1.3 billion was restricted.

    Refer to Note 11 for additional dividend restrictions related to CP&L's Articles of Incorporation.

    C. Secured Obligations

    CP&L's first mortgage bonds are secured by their respective mortgage indentures. CP&L's mortgage constitutes a first lien on substantially all of its fixed properties, subject to certain permitted encumbrances and exceptions. The CP&L mortgage also constitutes a lien on subsequently acquired property. At December 31, 2002, CP&L had approximately $2.3 billion in first mortgage bonds outstanding including those related to pollution control obligations. The CP&L mortgage allows the issuance of additional mortgage bonds upon the satisfaction of certain conditions.

    D. Hedging Activities

    CP&L uses interest rate derivatives to adjust the fixed and variable rate components of its debt portfolio and to hedge cash flow risk of fixed rate debt to be issued in the future. See discussion of risk management and derivative transactions at Note 10.

7.  Leases

    CP&L leases office buildings, computer equipment, vehicles, and other property and equipment with various terms and expiration dates. Rent expense (under operating leases) totaled $9.5 million, $21.7 million and $13.8 million for 2002, 2001 and 2000, respectively.

    Assets recorded under capital leases consist of (in thousands):

                                            2002          2001
                                           --------     --------
    Buildings                              $ 27,633     $ 27,626
    Less:  Accumulated amortization         (9,329)      (8,752)
                                           --------     --------
                                           $ 18,304     $ 18,874
                                           ========     ========

    Minimum annual rental payments, excluding executory costs such as property taxes, insurance and maintenance, under long-term noncancelable leases as of December 31, 2002 are (in thousands):

                                                     Capital     Operating
                                                     Leases       Leases
    2003                                            $ 2,189      $ 9,557
    2004                                              2,189        7,695
    2005                                              2,189        6,302
    2006                                              2,189        3,835
    2007                                              2,189        3,829
    Thereafter                                       20,274       13,142
                                                    -------     --------
                                                    $31,219      $44,360
                                                                 =======
    Less amount representing imputed interest       (12,214)
                                                    --------
    Present value of net minimum lease payments
       under capital leases                         $19,005
                                                    =======

    CP&L is the lessor of electric poles and streetlights. Rents received are contingent upon usage and totaled $28.4 million, $30.9 million and $23.3 million for 2002, 2001 and 2000, respectively.

8.  Fair Value of Financial Instruments

    The carrying amounts of cash and cash equivalents and short-term obligations approximate fair value due to the short maturities of these instruments. At December 31, 2002 and 2001, there were miscellaneous investments consisting primarily of investments in company-owned life insurance and other benefit plan assets with carrying amounts totaling approximately $54.2 million and $50.0 million, respectively, included in miscellaneous other property and investments. The carrying amount of these investments approximates fair value due to the short maturity of certain instruments. Other instruments are presented at fair value in accordance with GAAP. The carrying amount of CP&L's long-term debt, including current maturities, was $3.1 billion at December 31, 2002 and $3.3 billion at December 31, 2001. The estimated fair value of this debt, as obtained from quoted market prices for the same or similar issues, was $3.3 billion and $3.4 billion at December 31, 2002 and 2001, respectively.

    External funds have been established as a mechanism to fund certain costs of nuclear decommissioning (See Note 1G). These nuclear decommissioning trust funds are invested in stocks, bonds and cash equivalents. Nuclear decommissioning trust funds are presented at amounts that approximate fair value. Fair value is obtained from quoted market prices for the same or similar investments.

9.  Regulatory Matters

    A. Regulatory Assets and Liabilities

    As a regulated entity, CP&L is subject to the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, CP&L records certain assets and liabilities resulting from the effects of the ratemaking process, which would not be recorded under GAAP for nonregulated entities. CP&L's ability to continue to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric utility industry. In the event that SFAS No. 71 no longer applied to a separable portion of CP&L's operations, related regulatory assets and liabilities would be eliminated unless an appropriate regulatory recovery mechanism was provided. Additionally, these factors could result in an impairment of utility plant assets as determined pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (See Note 5).

    At December 31, 2002 and 2001, the balances of CP&L's regulatory assets (liabilities) were as follows (in thousands):

                                                            2002         2001
                                                         ---------    ---------
    Deferred fuel (included in current assets)           $ 146,015    $ 131,505
                                                         ---------    ---------

    Income taxes recoverable through future rates          197,402      208,702
    Harris Plant deferred costs                             16,888       32,476
    Loss on reacquired debt                                 13,223        5,801
    Deferred DOE enrichment facilities-related costs        24,570       30,571
                                                         ---------    ---------
       Total long-term regulatory assets                   252,083      277,550
                                                         ---------    ---------

    Emission allowance gains                               (7,774)      (7,494)
                                                         ---------    ---------

         Net regulatory assets                           $ 390,324    $ 401,561
                                                         =========    =========

    Except for portions of deferred fuel, all regulatory assets earn a return or the cash has not yet been expended, in which case, the assets are offset by liabilities that do not incur a carrying cost.

    B. Retail Rate Matters

    The NCUC and SCPSC approved proposals to accelerate cost recovery of CP&L's nuclear generating assets beginning January 1, 2000, and continuing through 2004. On June 14, 2002, the NCUC approved modification of CP&L's ongoing accelerated cost recovery of its nuclear generating assets. Effective
    January  1,  2003,  the  NCUC  will  no  longer  require  a  minimum  annual depreciation. The aggregate minimum and maximum amounts of accelerated depreciation, $415 million and $585 million respectively, are unchanged from the original NCUC order. The date by which the minimum amount must be depreciated was extended from December 31, 2004 to December 31, 2009. On October 29, 2002, the SCPSC approved similar modifications. The order was effective November 1, 2002, and the aggregate minimum and maximum of $115 million and $165 million established for accelerated cost recovery by the SCPSC is unchanged. The accelerated cost recovery of these assets resulted in additional depreciation expense of approximately $53 million, $75 million and $275 million in 2002, 2001 and 2000, respectively. Recovering the costs of its nuclear generating assets on an accelerated basis will better position CP&L for the uncertainties associated with potential restructuring of the electric utility industry. Total accelerated depreciation recorded through December 31, 2002 was $326 million for the North Carolina jurisdiction and $77 million for the South Carolina jurisdiction.

    On May 30, 2001, the NCUC issued an order allowing CP&L to offset a portion of its annual accelerated cost recovery of nuclear generating assets by the amount of sulfur dioxide (SO2) emission allowance expense. CP&L offset accelerated depreciation expense against emission allowance expense by approximately $5.8 million in 2002. CP&L did not offset accelerated depreciation expense against emission allowance expense in 2001. CP&L is allowed to recover emission allowance expense through the fuel clause adjustment in its South Carolina retail jurisdiction.

    In conjunction with the acquisition of NCNG, CP&L agreed to cap base retail electric rates in North Carolina and South Carolina through December 2004. The cap on base retail electric rates in South Carolina was extended to December 2005 in conjunction with regulatory approval to form a holding company. In North Carolina, legislation enacted pursuant to the North Carolina Clean Air Act in June of 2002 freezes CP&L's base rates for five years, subject to certain conditions. See Note 18D for further discussion of this matter.

    In conjunction with the Company's merger with Florida Progress Corporation, CP&L reached a settlement with the Public Staff of the NCUC in which it agreed to reduce rates to all of its non-real time pricing customers by $3.0 million in 2002, $4.5 million in 2003, $6.0 million in 2004 and $6.0 million in 2005. CP&L also agreed to write off and forego recovery of $10 million of unrecovered fuel costs in each of its 2000 NCUC and SCPSC fuel cost recovery proceedings.

10. Risk Management Activities and Derivatives Transactions

    Under its risk management policy, CP&L may use a variety of instruments, including swaps, options and forward contracts, to manage exposure to fluctuations in commodity prices and interest rates. Such instruments contain credit risk if the counterparty fails to perform under the contract. CP&L minimizes such risk by performing credit reviews using, among other things, publicly available credit ratings of such counterparties. Potential non-performance by counterparties is not expected to have a material effect on the consolidated financial position or consolidated results of operations of CP&L.

    A. Commodity Contracts - General

    Most of CP&L's commodity contracts either are not derivatives pursuant to SFAS No. 133 or qualify as normal purchases or sales pursuant to SFAS No.
    133. Therefore, such contracts are not recorded at fair value.

    B. Commodity Derivatives - Economic Hedges and Trading

    Nonhedging derivatives, primarily electricity forward contracts, are entered into for trading purposes and for economic hedging purposes. While management believes the economic hedges mitigate exposures to fluctuations in commodity prices, these instruments are not designated as hedges for accounting purposes and are monitored consistent with trading positions. CP&L manages open positions with strict policies that limit its exposure to market risk and require daily reporting to management of potential financial exposures. Gains and losses from such contracts were not material during 2002, 2001 or 2000, and CP&L did not have material outstanding positions in such contracts at December 31, 2002 or 2001.

    C. Interest Rate Derivatives - Fair Value or Cash Flow Hedges

    CP&L manages its interest rate exposure in part by maintaining its variable-rate and fixed-rate exposures within defined limits. In addition, CP&L also enters into financial derivative instruments including, but not limited to, interest rate swaps and lock agreements to manage and mitigate interest rate risk exposure.

    CP&L uses cash flow hedging strategies to hedge variable interest rates on long-term debt and to hedge interest rates with regard to future fixed-rate debt issuances. At December 31, 2002, CP&L held no interest rate cash flow hedges. As of December 31, 2002, $0.8 million of net after-tax deferred losses in accumulated other comprehensive income, related to terminated hedges, will be reclassified to earnings during the next 12 months as the hedged interest payments occur. At December 31, 2001, CP&L held interest rate cash flow hedges with notional amounts totaling $500.0 million and a total fair value of $18.5 million liability position.

    CP&L uses fair value hedging strategies to manage its exposure to fixed interest rates on long-term debt. At December 31, 2002 and 2001, CP&L had no open interest rate fair value hedges.

    The notional amounts of interest rate derivatives are not exchanged and do not represent exposure to credit loss. In the event of default by a counterparty, the risk in these transactions is the cost of replacing the agreements at current market rates.

11. Capitalization

    As of December 31, 2002, CP&L was authorized to issue up to 200,000,000 shares of common stock. All shares issued and outstanding are held by the Company, effective with the share exchange on June 19, 2000 (See Note 1A).

    There are various provisions limiting the use of retained earnings for the payment of dividends under certain circumstances. As of December 31, 2002, there were no significant restrictions on the use of retained earnings.

    CP&L's Articles of Incorporation provide that cash dividends on common stock shall be limited to 75% of net income available for dividends if common stock equity falls below 25% of total capitalization, and to 50% if common stock equity falls below 20%. On December 31, 2002, CP&L's common stock equity was approximately 46.6% of total capitalization.

    Refer to Note 6 for additional dividend restrictions related to CP&L's mortgage.

12. Stock-Based Compensation Plans

    CP&L accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations as permitted under SFAS No. 123, "Accounting for Stock-Based Compensation."

    A. Employee Stock Ownership Plan

    Progress Energy sponsors the Progress Energy 401(k) Savings and Stock Ownership Plan (401(k)) for which substantially all full-time non-bargaining unit employees and certain part-time non-bargaining employees within participating subsidiaries are eligible. CP&L is a participating subsidiary of the 401(k), which has matching and incentive goal features, encourages systematic savings by employees and provides a method of acquiring Progress Energy common stock and other diverse investments. The 401(k), as amended in 1989, is an Employee Stock Ownership Plan (ESOP) that can enter into acquisition loans to acquire Progress Energy common stock to satisfy 401(k) common stock needs. Qualification as an ESOP did not change the level of benefits received by employees under the 401(k). Common stock acquired with the proceeds of an ESOP loan is held by the 401(k) Trustee in a suspense account. The common stock is released from the suspense account and made available for allocation to participants as the ESOP loan is repaid. Such allocations are used to partially meet common stock needs related to Progress Energy matching and incentive contributions and/or reinvested dividends.

    There were 4,616,400 and 5,199,388 ESOP suspense shares at December 31, 2002 and 2001, respectively, with a fair value of $200.1 million and $234.1 million, respectively. CP&L's matching and incentive goal compensation cost under the 401(k) is determined based on matching percentages and incentive goal attainment as defined in the plan. Such compensation cost is allocated to participants' accounts in the form of Progress Energy common stock, with the number of shares determined by dividing compensation cost by the common stock market value at the time of allocation. The 401(k) common stock share needs are met with open market purchases, with shares released from the ESOP suspense account and with newly issued shares. CP&L's matching and incentive cost met with shares released from the suspense account totaled approximately $13.3 million, $12.7 million and $14.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. CP&L has a long-term note receivable from the 401(k) Trustee related to the purchase of common stock from CP&L in 1989 (now Progress Energy common stock). The balance of the note receivable from the 401(k) Trustee is included in the determination of unearned ESOP common stock, which reduces common stock equity. Interest income on the note receivable is not recognized for financial statement purposes.

    B. Stock Option Agreements

    Pursuant to Progress Energy's 1997 Equity Incentive Plan and 2002 Equity Incentive Plan, as amended and restated as of July 10, 2002, Progress Energy may grant options to purchase shares of common stock to directors, officers and eligible employees. During 2002 and 2001, approximately 2.9 million and
    2.4 million common stock options were granted. Of these amounts, approximately 1.2 million and 1.0 million were granted to officers and eligible employees of CP&L in 2002 and 2001, respectively. No compensation expense was recognized under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. For purposes of the proforma disclosures required by SFAS No. 123, the estimated fair value of the options is amortized to expense over the options' vesting period. Under SFAS No. 148, compensation expense
    would  have  been  $7.9   million  and  $2.0   million  in  2002  and  2001,
    respectively.

    C. Other Stock-Based Compensation Plans

    Progress Energy has additional compensation plans for officers and key employees that are stock-based in whole or in part. CP&L participates in these plans. The two primary active stock-based compensation programs are the Performance Share Sub-Plan (PSSP) and the Restricted Stock Awards program (RSA), both of which were established pursuant to Progress Energy's 1997 Equity Incentive Plan and were continued under the 2002 Equity Incentive Plan, as amended and restated as of July 10, 2002.

    Under the terms of the PSSP, officers and key employees are granted performance shares on an annual basis that vest over a three-year consecutive period. Each performance share has a value that is equal to, and changes with, the value of a share of Progress Energy's common stock, and dividend equivalents are accrued on, and reinvested in, the performance shares. The PSSP has two equally weighted performance measures, both of which are based on Progress Energy's results as compared to a peer group of utilities. Compensation expense is recognized over the vesting period based on the expected ultimate cash payout and is reduced by any forfeitures.

    The RSA allows the Company to grant shares of restricted common stock to officers and key employees of the Company. The restricted shares generally vest on a graded vesting schedule over a minimum of three years. Compensation expense, which is based on the fair value of common stock at the grant date, is recognized over the applicable vesting period and is reduced by any forfeitures.

    The total amount expensed by CP&L for other stock-based compensation plans was $6.9 million, $5.9 million and $9.8 million in 2002, 2001 and 2000, respectively.

13. Postretirement Benefit Plans

    CP&L and some of its subsidiaries have a non-contributory defined benefit retirement (pension) plan for substantially all eligible employees. CP&L also has a supplementary defined benefit pension plan that provides benefits to higher-level employees.

    The components of net periodic pension cost are (in thousands):

                                                    2002           2001           2000
                                                   ----------     ----------    ---------

Expected return on plan assets                     $ (72,876)     $ (71,955)    $(76,508)
Service cost                                          19,343         16,960        18,804
Interest cost                                         50,717         46,729        49,821
Amortization of transition obligation                     97            116           121
Amortization of prior service (benefit) cost             195         (1,230)       (1,282)
Amortization of actuarial (gain) loss                    440         (4,352)       (5,607)
                                                   ----------     ----------    ----------
     Net periodic pension benefit                  $  (2,084)     $ (13,732)    $ (14,651)
                                                   ==========     ==========    ==========

    In addition to the net periodic benefit reflected above, in 2000 CP&L recorded a charge of approximately $14.1 million to adjust its supplementary defined benefit pension plan. The effect of the adjustment for this plan is reflected in the actuarial loss line in the pension obligation reconciliation below.

    Prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses in excess of 10% of the greater of the pension obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

    Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):

                                                                            2002             2001
                                                                         ----------       ----------
       Projected benefit obligation at  January 1                        $ 681,989        $ 638,067
           Interest cost                                                    50,717           46,729
           Service cost                                                     19,343           16,960
           Benefit payments                                                (46,059)         (43,636)
           Actuarial loss                                                   96,929            5,621
           Transfers                                                          (635)               -
           Plan amendments                                                    -              18,248
                                                                        -----------       ----------
       Projected benefit obligation at December 31                      $  802,284        $ 681,989
       Fair value of plan assets at December 31                            574,367          716,799
                                                                        -----------       ----------
       Funded status                                                    $ (227,917)       $  34,810
       Unrecognized transition obligation                                      241              338
       Unrecognized prior service cost                                       3,928            4,123
       Unrecognized actuarial (gain) loss                                  237,864          (28,416)
       Minimum pension liability adjustment                               (124,867)               -
                                                                        -----------       ----------
       Prepaid (accrued) pension cost at December 31, net               $ (110,751)       $  10,855
                                                                        ===========       ==========

    The accrued pension cost at December 31, 2002 is included in other liabilities and deferred credits in the accompanying Consolidated Balance Sheets. The net prepaid pension cost of $10.9 million at December 31, 2001 is included in the accompanying Consolidated Balance Sheets as prepaid pension cost of $25.7 million, which is included in other assets and deferred debits, and accrued benefit cost of $14.8 million, which is included in other liabilities and deferred credits. The defined benefit plans with accumulated benefit obligations in excess of plan assets had projected benefit obligations totaling $802.3 million and $16.0 million at December 31, 2002 and 2001, respectively. Those plans had accumulated benefit obligations totaling $685.1 million and $15.4 million, respectively, plan assets totaling $574.4 million at December 31, 2002, and no plan assets at December 31, 2001.

    Due to a combination of decreases in the fair value of plan assets and a decrease in the discount rate used to measure the pension obligation, a minimum pension liability adjustment of $124.9 million was recorded at December 31, 2002. This adjustment resulted in a charge of $4.2 million to intangible assets, included in other assets and deferred debits in the accompanying Consolidated Balance Sheets, and a pre-tax charge of $120.7 million to accumulated other comprehensive loss, a component of common stock equity.

    Reconciliations of the fair value of pension plan assets are (in thousands):

                                                         2002           2001
                                                      ----------     ----------
    Fair value of plan assets at January 1            $ 716,799      $ 777,435
    Actual return on plan assets                        (96,915)       (18,160)
    Benefit payments                                    (46,059)       (43,636)
    Employer contributions                                1,177          1,160
    Transfers                                              (635)             -
                                                      ----------     ----------
    Fair value of plan assets at December 31          $ 574,367      $ 716,799
                                                      ==========     ==========

    The weighted-average discount rate used to measure the pension obligation was 6.6% in 2002 and 7.5% in 2001. The assumed rate of increase in future compensation used to measure the pension obligation was 4.0% in 2002 and 2001. The expected long-term rate of return on pension plan assets used in determining the net periodic pension cost was 9.25% in 2002, 2001 and 2000.

    In addition to pension benefits, CP&L and some of its subsidiaries provide contributory postretirement benefits (OPEB), including certain health care and life insurance benefits, for retired employees who meet specified criteria.

    The components of net periodic OPEB cost are (in thousands):

                                                     2002                2001             2000
                                                   ---------           ---------        --------
    Expected return on plan assets                 $ (3,532)           $ (3,676)        $(3,852)

    Service cost                                      6,301               7,374           8,868
    Interest cost                                    14,308              14,191          13,677
    Amortization of prior service cost                    -                   -              54
    Amortization of transition obligation             2,708               4,298           5,551
    Amortization of actuarial gain                     (851)               (531)           (779)
                                                   ---------           ---------        --------
        Net periodic OPEB cost                     $ 18,934            $ 21,656         $23,519
                                                   =========           =========        ========

    Prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses in excess of 10% of the greater of the OPEB obligation or the market-related value of assets are amortized over the average remaining service period of active participants.

    Reconciliations of the changes in the plan's benefit obligations and the plan's funded status are (in thousands):


                                                         2002           2001
                                                     ----------     ----------
       OPEB obligation at January 1                  $ 192,088      $ 187,563
           Interest cost                                14,308         14,191
           Service cost                                  6,301          7,374
           Benefit payments                             (9,003)        (7,137)
           Actuarial loss                               30,222         19,242
           Transfers                                      (179)             -
           Plan amendment                                    -        (29,145)
                                                     ----------     ----------
       OPEB obligation at December 31                $ 233,737      $ 192,088
       Fair value of plan assets at December 31         32,890         38,182
                                                     ----------     ----------
       Funded status                                 $(200,847)     $(153,906)
       Unrecognized transition obligation               25,555         28,263
       Unrecognized actuarial (gain) loss               38,434         (1,284)
                                                     ---------      ----------
       Accrued OPEB cost at December 31              $(136,858)     $(126,927)
                                                     ==========     ==========

    The accrued OPEB cost is included in other liabilities and deferred credits in the accompanying Consolidated Balance Sheets. The plan amendment in 2001, which resulted in a 15.5% reduction in the OPEB liability, implemented a cap on CP&L's contributions toward future medical cost increases.

    Reconciliations of the fair value of OPEB plan assets are (in thousands):

                                                         2002           2001
                                                       ---------      ---------

    Fair value of plan assets at January 1             $ 38,182       $ 39,048
    Actual return on plan assets                         (5,292)          (866)
    Employer contributions                                9,003          7,137
    Benefits paid                                        (9,003)        (7,137)
                                                       ---------      ---------
    Fair value of plan assets at December 31           $ 32,890       $ 38,182
                                                       =========      =========

    The assumptions used to measure the OPEB obligation are:

                                                           2002         2001
                                                          ------       ------

    Weighted-average discount rate                         6.60%        7.50%
    Initial medical cost trend rate for
       pre-Medicare benefits                               7.50%        7.50%
    Initial medical cost trend rate for
       post-Medicare benefits                              7.50%        7.50%
    Ultimate medical cost trend rate                       5.25%        5.00%
    Year ultimate medical cost trend rate is achieved      2009         2008


    The expected weighted-average long-term rate of return on plan assets used in determining the net periodic OPEB cost was 9.25% in 2002, 2001 and 2000. The medical cost trend rates were assumed to decrease gradually from the initial rates to the ultimate rates. Assuming a 1% increase in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2002 would increase by $3.2 million, and the OPEB obligation at December 31, 2002, would increase by $23.1 million. Assuming a 1% decrease in the medical cost trend rates, the aggregate of the service and interest cost components of the net periodic OPEB cost for 2002 would decrease by $2.8 million and the OPEB obligation at December 31, 2002, would decrease by $21.0 million.

14. Income Taxes

    Deferred income taxes are provided for temporary differences between book and tax bases of assets and liabilities. Investment tax credits related to regulated operations are amortized over the service life of the related property. A regulatory asset or liability has been recognized for the impact of tax expenses or benefits that are recovered or refunded in different periods by the utilities pursuant to rate orders.

    Net accumulated deferred income tax liabilities at December 31 are (in thousands):

                                                         2002           2001
    Accelerated depreciation and property
       cost differences                              $ 1,313,604    $ 1,359,083
    Minimum pension liability                            (47,317)             -
    Deferred costs, net                                   (9,771)        42,688
    Income tax credit carryforward                       (10,384)          (640)
    Valuation allowance                                    8,167          3,767
    Miscellaneous other temporary differences, net        (8,522)       (20,100)
                                                     ------------   ------------

    Net accumulated deferred income tax liability    $ 1,245,777    $ 1,384,798
                                                     ============   ============

    Total deferred income tax liabilities were $1.952 billion and $2.046 billion at December 31, 2002 and 2001, respectively. Total deferred income tax assets were $706 million and $661 million at December 31, 2002 and 2001, respectively. The net of deferred income tax liabilities and deferred income tax assets is included on the Consolidated Balance Sheets under the captions other current liabilities and accumulated deferred income taxes.

    CP&L had a valuation allowance of $3.8 million at December 31, 2001 and established additional valuation allowances of $4.4 million during 2002 due to the uncertainty of realizing certain future state income tax benefits. CP&L believes that it is more likely than not that the results of future operations will generate sufficient taxable income to allow for the utilization of the remaining deferred tax assets.

    Reconciliations of CP&L's effective income tax rate to the statutory federal income tax rate are:

                                                            2002          2001         2000
                                                         ----------    ----------   ----------

    Effective income tax rate                               32.5%         38.0%        38.6%
    State income taxes, net of federal benefit              (3.1)         (3.2)        (4.5)
    Investment tax credit amortization                       1.9           2.5          3.7
    Progress Energy tax benefit allocation (Note 1L)         5.0            -            -
    Other differences, net                                  (1.3)         (2.3)        (2.8)
                                                         ----------    ----------   ----------

    Statutory federal income tax rate                       35.0%         35.0%        35.0%
                                                         ==========     =========   ==========

    The provisions for income tax expense are comprised of (in thousands):

                                            2002          2001           2000
                                        ----------     ----------     ----------
    Income tax expense (credit):
    Current   - federal                 $ 265,231      $ 348,921      $ 328,982
                state                      36,039         39,135         62,228
    Deferred  - federal                   (75,784)      (140,486)       (71,929)
                state                      (6,132)        (9,409)       (11,625)
    Investment tax credit                 (11,994)       (14,928)       (17,385)
                                        ----------     ----------     ----------

       Total income tax expense         $ 207,360      $ 223,233      $ 290,271
                                        ==========     ==========     ==========

15. Joint Ownership of Generating Facilities

    CP&L holds undivided ownership interests in certain jointly owned generating facilities. CP&L is entitled to shares of the generating capability and output of each unit equal to their respective ownership interests. CP&L also pays its ownership share of additional construction costs, fuel inventory purchases and operating expenses. CP&L's share of expenses for the jointly owned facilities is included in the appropriate expense category.

    CP&L's ownership interest in the jointly-owned generating facilities is listed below with related information as of December 31, 2002 and 2001 (dollars in thousands):

    2002
                                        Company                                                         Construction
                          Megawatt     Ownership       Plant       Accumulated        Accumulated          Work in
       Facility           Capability    Interest     Investment    Depreciation      Decommissioning      Progress
       --------           ----------    --------     ----------    ------------      ---------------      --------

    Mayo Plant               745         83.83%      $  464,202     $  239,971          $   -             $14,089
    Harris Plant             900         83.83%       3,159,946      1,432,245            95,643            6,117
    Brunswick Plant        1,683         81.67%       1,476,534        867,530           339,521           26,436
    Roxboro Unit No. 4       700         87.06%         316,491        138,408              -               8,079


    2001
                                        Company                                                         Construction
                          Megawatt     Ownership       Plant       Accumulated        Accumulated          Work in
       Facility           Capability    Interest     Investment    Depreciation      Decommissioning      Progress
       --------           ----------    --------     ----------    ------------      ---------------      --------

    Mayo Plant               745         83.83%      $  460,026      $ 230,630          $   -             $ 7,116
    Harris Plant             860         83.83%       3,154,183      1,321,694            93,637           14,416
    Brunswick Plant        1,631         81.67%       1,427,842        828,480           339,945           41,455
    Roxboro Unit No. 4       700         87.06%         309,032        126,007              -               7,881

    In the tables above, plant investment and accumulated depreciation are not reduced by the regulatory disallowances related to the Harris Plant.

16. Other Income and Other Expense

    Other income and expense includes interest income, gain on the sale of investments, impairment of investments and other income and expense items as discussed below. The components of other, net as shown on the Consolidated Statements of Income and Comprehensive Income for years ended December 31, are as follows (in thousands):

                                                           2002          2001        2000
                                                         ---------    ---------    ---------
Other income
Net financial trading gain (loss)                        $ (1,942)    $  3,262     $ 15,603
Net energy purchased for resale gain                        1,248        3,074        2,132
Nonregulated energy and delivery services income           11,816       11,528       23,996
Investment gains                                           22,218        2,500        6,722
AFUDC equity                                                6,432        8,764       14,502
Other                                                      19,891       12,963       11,594
                                                         ---------    ---------    ---------
    Total other income                                   $ 59,663     $ 42,091     $ 74,549
                                                         ---------    ---------    ---------

Other expense
Nonregulated energy and delivery services expenses         13,625       21,352       23,554
Donations                                                   7,594       11,045        9,219
Investment losses                                          14,389        4,365        6,672
Other                                                      11,298        9,484       18,015
                                                         ---------    ---------    --------
   Total other expense                                   $ 46,906      $ 46,246    $ 57,460
                                                         ---------    ---------    ---------

Other, net                                               $ 12,757      $(4,155)    $ 17,089
                                                         =========    =========    =========

    Net financial trading gain (loss) represents non-asset-backed trades of electricity and gas. Nonregulated energy and delivery services include power protection services and mass market programs (surge protection, appliance services and area light sales) and delivery, transmission and substation work for other utilities.

17. Accumulated Other Comprehensive Loss

    Components of accumulated other comprehensive loss are as follows (in thousands):

                                                            2002         2001
                                                         ----------   ---------

    Loss on cash flow hedges                             $  (9,379)   $ (7,046)
    Minimum pension liability adjustments                  (73,390)          -
                                                         ----------   ---------
    Total accumulated other comprehensive loss           $ (82,769)   $ (7,046)
                                                         ==========   =========

18. Commitments and Contingencies

    A. Fuel and Purchased Power

    Pursuant to the terms of the 1981 Power Coordination Agreement, as amended, between CP&L and Power Agency, CP&L is obligated to purchase a percentage of Power Agency's ownership capacity of, and energy from, the Harris Plant. In 1993, CP&L and Power Agency entered into an agreement to restructure portions of their contracts covering power supplies and interests in jointly owned units. Under the terms of the 1993 agreement, CP&L increased the amount of capacity and energy purchased from Power Agency's ownership interest in the Harris Plant, and the buyback period was extended six years through 2007. The estimated minimum annual payments for these purchases, which reflect capacity costs, total approximately $32 million. These contractual purchases totaled $35.9 million, $33.3 million and $33.9 million for 2002, 2001 and 2000, respectively. In 1987, the NCUC ordered CP&L to reflect the recovery of the capacity portion of these costs on a levelized basis over the original 15-year buyback period, thereby deferring for future recovery the difference between such costs and amounts collected through rates. In 1988, the SCPSC ordered similar treatment, but with a 10-year levelization period. At December 31, 2002 and 2001, CP&L had deferred purchased capacity costs, including carrying costs accrued on the deferred balances, of $16.9 million and $32.5 million, respectively. Increased purchases (which are not being deferred for future recovery) resulting from the 1993 agreement with Power Agency were approximately $32.2 million, $28.6 million and $26.0 million for 2002, 2001 and 2000, respectively.

    CP&L has a long-term agreement for the purchase of power and related transmission services from Indiana Michigan Power Company's Rockport Unit No. 2 (Rockport). The agreement provides for the purchase of 250 megawatts of capacity through 2009 with estimated minimum annual payments of approximately $31 million, representing capital-related capacity costs. Total purchases (including transmission use charges) under the Rockport agreement amounted to $58.6 million, $62.8 million and $61.0 million for 2002, 2001 and 2000, respectively.

    Effective June 1, 2001, CP&L executed a long-term agreement for the purchase of power from Skygen Energy LLC's Broad River facility (Broad River). The agreement provides for the purchase of approximately 500 megawatts of capacity through 2021 with an original minimum annual payment of approximately $16 million, primarily representing capital-related capacity costs. A separate long-term agreement for additional power from Broad River commenced June 1, 2002. This agreement provided for the additional purchase of approximately 300 megawatts of capacity through 2022 with an original minimum annual payment of approximately $16 million representing capital-related capacity costs. Total purchases under the Broad River agreements amounted to $37.7 million and $21.2 million in 2002 and 2001, respectively.

    CP&L has various pay-for-performance purchased power contracts with certain cogenerators (qualifying facilities) for approximately 300 megawatts of capacity expiring at various times through 2009. These purchased power contracts generally provide for capacity and energy payments. Payments for both capacity and energy are contingent upon the qualifying facilities' ability to generate. Payments made under these contracts were $144.5 million in 2002, $145.1 million in 2001 and $168.4 million in 2000.

    CP&L has entered into various long-term contracts for coal, gas and oil requirements of its generating plants. Total payments under these commitments were $694.0 million, $675.2 million and $558.9 million in 2002, 2001 and 2000, respectively. Estimated annual payments for firm commitments of fuel purchases and transportation costs under these contracts are approximately $499.7 million, $434.0 million, $351.1 million, $312.1 million and $199.0 million for 2003 through 2007, respectively.

    B. Guarantees

    As a part of normal business, CP&L enters into various agreements providing financial or performance assessments to third parties. Such agreements include, for example, guarantees, stand-by letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries' intended commercial purposes.

    At December 31, 2002 and 2001, outstanding guarantees consisted of the following (in millions):

                                December 31, 2002         December 31, 2001
                                -----------------         -----------------
    Standby letters of credit         $ 4.7                     $ 4.9
    Surety bonds                        0.6                       2.0
                                -----------------         -----------------
       Total                          $ 5.3                     $ 6.9
                                =================         =================

    Stand-by Letters of Credit
    CP&L has issued stand-by letters of credit to financial institutions for the benefit of third parties that have extended credit to CP&L and certain subsidiaries. These letters of credit have been issued primarily for the purpose of supporting payments of trade payables, securing performance under contracts and interest payments on outstanding debt obligations. If a subsidiary does not pay amounts when due under a covered contract, the counterparty may present its claim for payment to the financial institution, which will in turn request payment from CP&L. Any amounts owed by its subsidiaries are reflected in the Consolidated Balance Sheets.

    Surety Bonds
    At December 31, 2002, CP&L had $0.6 million in surety bonds purchased primarily for purposes such as providing worker compensation coverage and obtaining licenses, permits and rights-of-way. To the extent liabilities are incurred, as a result of the activities covered by the surety bonds, such liabilities are included in the Consolidated Balance Sheets.

    As of December 31, 2002, management does not believe conditions are likely for performance under these agreements.

    C. Insurance

    CP&L is a member of Nuclear Electric Insurance Limited (NEIL), which provides primary and excess insurance coverage against property damage to members' nuclear generating facilities. Under the primary program, CP&L is insured for $500 million at each of its nuclear plants. In addition to primary coverage, NEIL also provides decontamination, premature decommissioning and excess property insurance with limits of $2.0 billion on the Brunswick and Harris Plants and $1.1 billion on the Robinson Plant.

    Insurance coverage against incremental costs of replacement power resulting from prolonged accidental outages at nuclear generating units is also provided through membership in NEIL. CP&L is insured thereunder, following a twelve-week deductible period, for 52 weeks in the amount of $3.5 million per week at each of the nuclear units. An additional 110 weeks of coverage is provided at 80% of the above weekly amount. For the current policy period, CP&L is subject to retrospective premium assessments of up to approximately $24.1 million with respect to the primary coverage, $25.7 million with respect to the decontamination, decommissioning and excess property coverage, and $17.4 million for the incremental replacement power costs coverage, in the event covered losses at insured facilities exceed premiums, reserves, reinsurance and other NEIL resources. Pursuant to regulations of the Nuclear Regulatory Commission (NRC), CP&L's property damage insurance policies provide that all proceeds from such insurance be applied, first, to place the plant in a safe and stable condition after an accident and, second, to decontaminate, before any proceeds can be used for decommissioning, plant repair or restoration. CP&L is responsible to the extent losses may exceed limits of the coverage described above.

    CP&L is insured against public liability for a nuclear incident up to $9.55 billion per occurrence. Under the current provisions of the Price Anderson Act, which limits liability for accidents at nuclear power plants, CP&L, as an owner of nuclear units, can be assessed for a portion of any third-party liability claims arising from an accident at any commercial nuclear power plant in the United States. In the event that public liability claims from an insured nuclear incident exceed $300 million (currently available through commercial insurers), CP&L would be subject to pro rata assessments of up to $88.1 million for each reactor owned per occurrence. Payment of such assessments would be made over time as necessary to limit the payment in any one year to no more than $10 million per reactor owned. Congress is expected to approve revisions to the Price Anderson Act in the first quarter of 2003, that will include increased limits and assessments per reactor owned. The final outcome of this matter cannot be predicted at this time.

    There have been recent revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year after the first loss from terrorism, NEIL would make available one industry aggregate limit of
    $3.2 billion, along with any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. For nuclear liability claims arising out of terrorist acts, the primary level available through commercial insurers is now subject to an industry aggregate limit of $300 million. The second level of coverage obtained through the assessments discussed above would continue to apply to losses exceeding $300 million and would provide coverage in excess of any diminished primary limits due to the terrorist acts aggregate.

    CP&L self-insures its transmission and distribution lines against loss due to storm damage and other natural disasters.

    D. Claims and Uncertainties

    1. CP&L is subject to federal, state and local regulations addressing hazardous and solid waste management, air and water quality and other environmental matters.

    Hazardous and Solid Waste Management

    Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under federal and state laws. The principal regulatory agency that is responsible for a specific former manufactured gas plant (MGP) site depends largely upon the state in which the site is located. There are several MGP sites to which CP&L has some connection. In this regard, CP&L and other potentially responsible parties, are participating in investigating and, if necessary, remediating former MGP sites with several regulatory agencies, including, but not limited to, the U.S. Environmental Protection Agency (EPA) and the North Carolina Department of Environment and Natural Resources, Division of Waste Management (DWM). In addition, CP&L is periodically notified by regulators such as the EPA and various state agencies of their involvement or potential involvement in sites, other than MGP sites, that may require investigation and/or remediation.

    There are 12 former MGP sites and 14 other sites associated with CP&L that have required or are anticipated to require investigation and/or remediation costs. CP&L received insurance proceeds to address costs associated with CP&L environmental liabilities related to its involvement with MGP sites. All eligible expenses related to these are charged against a specific fund containing these proceeds. As of December 31, 2002, approximately $8.0 million remains in this centralized fund with a related accrual of $8.0 million recorded for the associated expenses of environmental issues. As CP&L's share of costs for investigating and remediating these sites become known, the fund is assessed to determine if additional accruals will be required. CP&L does not believe that it can provide an estimate of the reasonably possible total remediation costs beyond what remains in the environmental insurance recovery fund. This is due to the fact that the sites are at different stages: investigation has not begun at 15 sites, investigation has begun but remediation cannot be estimated at seven sites and four sites have begun remediation. CP&L measures its liability for these sites based on available evidence including its experience in investigating and remediating environmentally impaired sites. The process often involves assessing and developing cost-sharing arrangements with other potentially responsible parties. Once the environmental insurance recovery fund is depleted, CP&L will accrue costs for the sites to the extent its liability is probable and the costs can be reasonably estimated. Presently, CP&L cannot determine the total costs that may be incurred in connection with the remediation of all sites. According to current information, these future costs at the CP&L sites are not expected to be material to CP&L's financial condition or results of operations. A rollforward of the balance in this fund is not provided due to the immateriality of this activity in the periods presented.

    CP&L has filed claims with its general liability insurance carriers to recover costs arising out of actual or potential environmental liabilities. Some claims have settled and others are still pending. While management cannot predict the outcome of these matters, the outcome is not expected to have a material effect on the consolidated financial position or results of operations.

    CP&L is also currently in the process of assessing potential costs and exposures at other environmentally impaired sites. As the assessments are developed and analyzed, CP&L will accrue costs for the sites to the extent the costs are probable and can be reasonably estimated.

    Air Quality

    There has been and may be further proposed federal legislation requiring reductions in air emissions for nitrogen oxides, sulfur dioxide, carbon dioxide and mercury. Some of these proposals establish nation-wide caps and emission rates over an extended period of time. This national multi-pollutant approach to air pollution control could involve significant capital costs which could be material to CP&L's consolidated financial position or results of operations. Some companies may seek recovery of the related cost through rate adjustments or similar mechanisms. Control equipment that will be installed on North Carolina fossil generating facilities as part of the North Carolina legislation discussed below may address some of the issues outlined above. However, CP&L cannot predict the outcome of this matter.

    The EPA is  conducting  an  enforcement  initiative  related  to a number of
    coal-fired   utility  power  plants  in  an  effort  to  determine   whether
    modifications at those facilities were subject to New Source Review requirements or New Source Performance Standards under the Clean Air Act. CP&L was asked to provide information to the EPA as part of this initiative and cooperated in providing the requested information. The EPA initiated civil enforcement actions against other unaffiliated utilities as part of this initiative. Some of these actions resulted in settlement agreements calling for expenditures, ranging from $1.0 billion to $1.4 billion. A utility that was not subject to a civil enforcement action settled its New Source Review issues with the EPA for $300 million. These settlement agreements have generally called for expenditures to be made over extended time periods, and some of the companies may seek recovery of the related cost through rate adjustments or similar mechanisms. CP&L cannot predict the outcome of this matter.

    In 1998, the EPA published a final rule addressing the regional transport of ozone. This rule is commonly known as the NOx SIP Call. The EPA's rule requires 23 jurisdictions, including North Carolina, South Carolina and Georgia, to further reduce nitrogen oxide emissions in order to attain a pre-set state NOx emission levels by May 31, 2004. CP&L is currently installing controls necessary to comply with the rule. Capital expenditures needed to meet these measures in North and South Carolina could reach approximately $370 million, which has not been adjusted for inflation. Increased operation and maintenance costs relating to the NOx SIP Call are not expected to be material to CP&L's results of operations. Further controls are anticipated as electricity demand increases. CP&L cannot predict the outcome of this matter.

    In July 1997, the EPA issued final regulations establishing a new eight-hour ozone standard. In October 1999, the District of Columbia Circuit Court of Appeals ruled against the EPA with regard to the federal eight-hour ozone standard. The U.S. Supreme Court has upheld, in part, the District of Columbia Circuit Court of Appeals decision. Designation of areas that do not attain the standard is proceeding, and further litigation and rulemaking on this and other aspects of the standard are anticipated. North Carolina adopted the federal eight-hour ozone standard and is proceeding with the implementation process. North Carolina has promulgated final regulations, which will require CP&L to install nitrogen oxide controls under the State's eight-hour standard. The costs of those controls are included in the $370 million cost estimate set forth above. However, further technical analysis and rulemaking may result in a requirement for additional controls at some units. CP&L cannot predict the outcome of this matter.

    The EPA published a final rule approving petitions under Section 126 of the Clean Air Act. This rule as originally promulgated required certain sources to make reductions in nitrogen oxide emissions by May 1, 2003. The final rule also includes a set of regulations that affect nitrogen oxide emissions from sources included in the petitions. The North Carolina coal-fired electric generating plants are included in these petitions. Acceptable state plans under the NOx SIP Call can be approved in lieu of the final rules the EPA approved as part of the 126 petitions. CP&L, other utilities, trade organizations and other states participated in litigation challenging the EPA's action. On May 15, 2001, the District of Columbia Circuit Court of Appeals ruled in favor of the EPA, which will require North Carolina to make reductions in nitrogen oxide emissions by May 1, 2003. However, the Court in its May 15th decision rejected the EPA's methodology for estimating the future growth factors the EPA used in calculating the emissions limits for utilities. In August 2001, the Court granted a request by CP&L and other utilities to delay the implementation of the 126 Rule for electric generating units pending resolution by the EPA of the growth factor issue. The Court's order tolls the three-year compliance period (originally set to end on May 1, 2003) for electric generating units as of May 15, 2001. On April 30, 2002, the EPA published a final rule harmonizing the dates for the
    Section 126 Rule and the NOx SIP Call. In addition, the EPA determined in this rule that the future growth factor estimation methodology was appropriate. The new compliance date for all affected sources is now May 31, 2004, rather than May 1, 2003. The EPA has approved North Carolina's NOx SIP Call rule and has indicated it will rescind the Section 126 rule in a future rule making. CP&L expects a favorable outcome of this matter.

    On June 20, 2002, legislation was enacted in North Carolina requiring the state's electric utilities to reduce the emissions of nitrogen oxide and sulfur dioxide from coal-fired power plants. CP&L expects its capital costs to meet these emission targets will be approximately $813 million by 2013. CP&L currently has approximately 5,100 MW of coal-fired generation in North Carolina that is affected by this legislation. The legislation requires the emissions reductions to be completed in phases by 2013, and applies to each utility's total system rather than setting requirements for individual power plants. The legislation also freezes the utilities' base rates for five years unless there are extraordinary events beyond the control of the utilities or unless the utilities persistently earn a return substantially in excess of the rate of return established and found reasonable by the NCUC in the utilities' last general rate case. Further, the legislation allows the utilities to recover from their retail customers the projected capital costs during the first seven years of the 10-year compliance period beginning on January 1, 2003. The utilities must recover at least 70% of their projected capital costs during the five-year rate freeze period. Pursuant to the new law, CP&L entered into an agreement with the state of North Carolina to transfer to the state all future emissions allowances it generates from over-complying with the new federal emission limits when these units are completed. The new law also requires the state to undertake a study of mercury and carbon dioxide emissions in North Carolina. CP&L cannot predict the future regulatory interpretation, implementation or impact of this new law.

    The Kyoto Protocol was adopted in 1997 by the United Nations to address global climate change by reducing emissions of carbon dioxide and other greenhouse gases. The United States has not adopted the Kyoto Protocol, however, a number of carbon dioxide emissions control proposals have been advanced in Congress and by the Bush administration. The Bush administration favors voluntary programs. Reductions in carbon dioxide emissions to the levels specified by the Kyoto Protocol and some legislative proposals could be materially adverse to CP&L's financials and operations if associated costs cannot be recovered from customers. CP&L favors the voluntary program approach recommended by the administration, and is evaluating options for the reduction, avoidance, and sequestration of greenhouse gases. However, CP&L cannot predict the outcome of this matter.

    In 1997, the EPA's Mercury Study Report and Utility Report to Congress conveyed that mercury is not a risk to the average American and expressed uncertainty about whether reductions in mercury emissions from coal-fired power plants would reduce human exposure. Nevertheless, EPA determined in 2000 that regulation of mercury emissions from coal-fired power plants was appropriate. EPA is currently developing a Maximum Available Control Technology (MACT) standard, which is expected to become final in December 2004, with compliance in 2008. Achieving compliance with the MACT standard could be materially adverse to CP&L's financials and operations. However, CP&L cannot predict the outcome of this matter.

    2. CP&L,  like other  electric  power  companies in North  Carolina,  pays a franchise tax levied by the state pursuant to North Carolina General Statutes ss. 105-116, a state-level annual franchise tax (State Franchise
    Tax). Part of the revenue generated by the State Franchise Tax is required by North Carolina General Statutes ss. 105-116.1(b) to be distributed to North Carolina cities in which CP&L maintains facilities. CP&L has paid and continues to pay the State Franchise Tax to the state when such taxes are due. However, pursuant to an Executive Order issued on February 5, 2002, by the Governor of North Carolina, the Secretary of Revenue withheld distributions of State Franchise Tax revenues to cities for two quarters of fiscal year 2001-2002 in an effort to balance the state's budget.

    In response to the state's failure to distribute the State Franchise Tax proceeds, certain cities in which CP&L maintains facilities adopted municipal franchise tax ordinances purporting to impose on CP&L a local franchise tax. The local taxes are intended to be collected for as long as the state withholds distribution of the State Franchise Tax proceeds from the cities. The first local tax payments were due August 15, 2002. On August 2, 2002, CP&L filed a lawsuit against the cities seeking to enjoin the enforcement of the local taxes and to have the local ordinances struck down because the ordinances are beyond the cities' statutory authority and violate provisions of the North Carolina and United States Constitutions.

    On September 14, 2002, the Governor of North Carolina signed into law a provision that prevents cities and counties from levying local franchise taxes on electric utilities. This new legislation makes the lawsuit CP&L filed in August against certain cities that were seeking to enforce local franchise tax ordinances moot. As a result of the enactment of this legislation, the parties have agreed to an Order of Dismissal by Consent, which has been signed by the judge and filed with the Clerk of Court in Caswell County.

    3. As required under the Nuclear Waste Policy Act of 1982, CP&L entered into a contract with the DOE under which the DOE agreed to begin taking spent nuclear fuel by no later than January 31, 1998. All similarly situated utilities were required to sign the same standard contract.

    In April 1995, the DOE issued a final interpretation that it did not have an unconditional obligation to take spent nuclear fuel by January 31, 1998. In Indiana & Michigan Power v. DOE, the Court of Appeals vacated the DOE's final interpretation and ruled that the DOE had an unconditional obligation to begin taking spent nuclear fuel. The Court did not specify a remedy because the DOE was not yet in default.

    After the DOE failed to comply with the decision in Indiana & Michigan Power
    v. DOE, a group of utilities petitioned the Court of Appeals in Northern States Power (NSP) v. DOE, seeking an order requiring the DOE to begin taking spent nuclear fuel by January 31, 1998. The DOE took the position that its delay was unavoidable, and the DOE was excused from performance under the terms and conditions of the contract. The Court of Appeals did not order the DOE to begin taking spent nuclear fuel, stating that the utilities had a potentially adequate remedy by filing a claim for damages under the contract.

    After the DOE failed to begin taking spent nuclear fuel by January 31, 1998, a group of utilities filed a motion with the Court of Appeals to enforce the mandate in NSP v. DOE. Specifically, this group of utilities asked the Court to permit the utilities to escrow their waste fee payments, to order the DOE not to use the waste fund to pay damages to the utilities, and to order the DOE to establish a schedule for disposal of spent nuclear fuel. The Court denied this motion based primarily on the grounds that a review of the matter was premature, and that some of the requested remedies fell outside of the mandate in NSP v. DOE.

    Subsequently, a number of utilities each filed an action for damages in the Federal Court of Claims. In a recent decision, the U.S. Circuit Court of Appeals (Federal Circuit) ruled that utilities may sue the DOE for damages in the Federal Court of Claims instead of having to file an administrative claim with DOE. CP&L is in the process of evaluating whether it should file a similar action for damages.

    CP&L also continues to monitor legislation that has been introduced in Congress which might provide some limited relief. CP&L cannot predict the outcome of this matter.

    With certain modifications and additional approval by the NRC, CP&L's spent nuclear fuel storage facilities will be sufficient to provide storage space for spent fuel generated on its system through the expiration of the current operating licenses for all of its nuclear generating units. Subsequent to the expiration of these licenses, dry storage may be necessary. CP&L obtained NRC approval to use additional storage space at the Harris Plant in December 2000.

    4. CP&L is involved in various litigation matters in the ordinary course of business, some of which involve substantial amounts. Where appropriate, accruals have been made in accordance with SFAS No. 5, "Accounting for Contingencies," to provide for such matters. In the opinion of management, the final disposition of pending litigation would not have a material adverse effect on CP&L's consolidated results of operations or financial position.